UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 23, 2013

Date of Report

(Date of earliest event reported)

First Federal Bancshares of Arkansas, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1401 Highway 62-65 North, Harrison, Arkansas	72601
(Address of principal executive offices)	(Zip Code)

(870) 741-7641

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

First Federal Bancshares of Arkansas, Inc. (the “Company”) previously announced that an independent special committee of its board of directors approved a private placement of up to 2,531,645 shares of common stock, par value $.01 per share, of the Company to certain accredited investors at an offering price of $7.90 per share (the “Private Placement”). On August 23, 2013, the Company entered into a subscription agreement (the “Subscription Agreement”) with Bear State Financial Holdings, LLC (“Bear State”), the Company’s largest shareholder, pursuant to which Bear State agreed to purchase 2,291,593 shares of Company common stock in the Private Placement. The Company intends to utilize the previously-announced commitment letters provided by certain members of Bear State (the “Investors”) to backstop the remaining 240,052 shares to be purchased in the Private Placement.

Bear State and the Investors will be entitled to customary registration rights with respect to the shares of common stock to be issued to them.

The closing of the Private Placement is conditioned upon (i) the approval of the Private Placement by the shareholders of the Company, (ii) the consummation of the previously-announced merger of First National Security Company (“FNSC”) with and into the Company, and (iii) the fairness opinion issued by Southard Financial, LLC with regard to the Private Placement shall not have been withdrawn or modified.

The Company anticipates the closing of the Private Placement will occur immediately prior to the closing of the merger of FNSC with and into the Company. Upon the closing of the Private Placement, the Company will receive aggregate proceeds of approximately $20 million, consisting of approximately $18.1 million in proceeds from the sale of common stock to Bear State and approximately $1.9 million in proceeds from the sale of common stock to the Investors.

The securities to be sold in the Private Placement were offered and will be sold pursuant to the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company complied with the exemption requirements of Section 4(a)(2) of the Securities Act based on the following: (1) the offering of securities in the Private Placement was an isolated private transaction by the Company which did not involve a public offering; (2) the offerees had access to the kind of information which registration would disclose, and (3) the offerees are financially sophisticated.

The foregoing summary is qualified in its entirety by reference to the Subscription Agreement and the form of registration rights agreement filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.   Unregistered Sales of Equity Securities.

The information included under Item 1.01 is incorporated into this Item 3.02 by reference.

Additional Information

In connection with the proposed merger of FNSC with and into the Company, the Company will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of the Company and FNSC and a Prospectus of the Company, as well as other relevant documents concerning the proposed transaction. Shareholders of the Company are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about the Company and FNSC, may be obtained at the SEC's Internet site (http://www.sec.gov) when they become available. You will also be able to obtain these documents, free of charge, from the Company at www.ffbh.com under the heading "Investor Relations” when they become available. Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge when they become available, by directing a request to Investor Relations, First Federal Bancshares, P. O. Box 550, Harrison, AR 72602.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation

The Company and FNSC and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger and the Private Placement. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2013 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01.   Financial Statements and Exhibits.

(d)         Exhibits

Number	Description

10.1	Subscription Agreement by and between First Federal Bancshares of Arkansas, Inc. and Bear State Financial Holdings, LLC dated August 23, 2013.

10.2	Form of Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Date: August 28, 2013	By:	/s/ Christopher M. Wewers
	Name:	Christopher M. Wewers
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

10.1	Subscription Agreement by and between First Federal Bancshares of Arkansas, Inc. and Bear State Financial Holdings, LLC dated August 23, 2013.

10.2	Form of Registration Rights Agreement.